EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

November 27, 2002

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K, dated November 27, 2002, of Silver Key Mining Company, Inc. (Commission File Number 0-24681) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


With kind regards,



HJ & Associates, LLC